Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To The Board of Directors of Methanex Corporation

We consent to the inclusion in this annual report on Form 40-F of:

•

Our auditors’ report dated March 24, 2011 on the consolidated balance sheets of Methanex Corporation (“the Company”) as at December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, comprehensive income (loss) and cash flows for the years then ended; and

•	Our Report of Independent Public Accounting Firm dated March 24, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2010.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-112624 and No. 333-141833) on Form S-8 of the Company.

Chartered Accountants

Vancouver Canada

March 25, 2011